Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-142656
May 15, 2007

Gold Reserve Inc $90,000,000 Convertible Senior Subordinated Notes due 2022

Security Information

Company name	Gold Reserve Inc
Security	Convertible Senior Subordinated Notes
Registration format	Registered
CUSIP	38068NAB4
ISIN	US38068NAB47
Ranking	Senior Subordinated
Common stock ticker	AMEX: “GRZ” / TSX: “GRZ”

Size
	Bonds	Deal size
Base deal	90,000	$90,000,000
Underwriters’ option	13,500	$13,500,000

Total	103,500	$103,500,000

Terms
Par amount per bond	$1,000
Issue price	$1,000
Coupon	5.50%
Last sale of common	$6.00
Price of common offering	$5.80
Conversion price	$7.54
Conversion rate	132.6260

Dates

Trade Date	05/15/07
Settlement Date	05/18/07
Maturity	15 years
Maturity Date	06/15/22
Coupon Payment Dates	06/15,12/15
First Coupon Date	12/15/07

Call Schedule
Provisional call date	Call trigger	Call Price
6/16/2010 - 06/15/2012	150.00%	100%
Freely callable thereafter

Put Schedule
Put schedule	Put Price
6/15/2012	100%

Underwriters’ Economic Breakdown		Economics

Bookrunners	JPMorgan	60.00%
	RBC Capital Markets	30.00%

Co-manager	Cormark Securities	10.00%

Underwriting discount and commissions		$42.50

Selling concessions		$25.50
Management fee		$8.50
Underwriting fee		$8.50
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectuses (and the supplements thereto) in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.

Adjustment to shares delivered upon conversion upon certain fundamental changes

Assumptions
Price of common offering	$5.80
Conversion premium	30.00%
Conversion price	$7.54
Face value	$1,000.00
Conversion rate	132.6260
Share price

Effective date	$5.80	$7.00	$9.00	$11.00	$13.00	$15.00	$17.00	$19.00	$21.00	$23.00
05/18/07	39.7878	34.5009	21.4924	14.4905	10.3102	7.6156	5.7757	4.4618	3.4900	2.7512
06/15/08	39.7878	32.5417	19.2638	12.4086	8.4881	6.0702	4.4831	3.3894	2.6036	2.0199
06/15/09	39.7878	29.9607	16.1232	9.3646	5.8018	3.8099	2.6318	1.8952	1.4077	1.0668
06/15/10	39.7878	27.1963	12.1968	4.3679	0.8623	0.1727	0.0996	0.0757	0.0572	0.0418
06/15/11	39.7878	23.5384	8.7303	1.1634	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
06/15/12	39.7878	12.3687	0.6551	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact share prices and effective dates may not be set forth in the table above, in which case:
•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $23.00 per share (subject to adjustment), no additional shares will be issued upon conversion

•	If the share price is less than $5.80 per share (subject to adjustment), no additional shares will be issued upon conversion.
Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 172.4138 per $1,000 principal amount, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”